Exhibit 99.1

Teladoc Health Reports Third-Quarter 2022 Results

●	Third quarter revenue grows 17% year-over-year to $611.4 million

●	Net loss totaled $73.5 million, or $0.45 per share

●	Adjusted EBITDA totaled $51.2 million

●	Cash flow from operating activities was $63.0 million for the quarter and $123.7 million year-to-date

PURCHASE, NY, October 26, 2022— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the third quarter ended September 30, 2022.

“Teladoc Health delivered strong third quarter results, including robust revenue growth, and adjusted EBITDA above the high end of expectations,” said Jason Gorevic, chief executive officer of Teladoc Health. “During the quarter we continued to make progress against our whole person care strategy as the market evolves towards integrated virtual and digital health solutions.”

Key Financial Data
($ thousands, unaudited)
	Quarter Ended		Year over Year	Nine Months Ended		Year over Year
	September 30,		Change	September 30,		Change
	2022	2021		2022	2021
Revenue	$611,402	$521,658	17%	$1,769,131	$1,478,472	20%

Net Loss	$(73,476)	$(84,340)	13%	$(9,849,460)	$(417,808)	N/M
Net Loss per share, basic and diluted	$(0.45)	$(0.53)	15%	$(61.09)	$(2.68)	N/M

Adjusted EBITDA*	$51,211	$67,372	(24)%	$152,419	$190,760	(20)%

* A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these Non-GAAP measures is also included below under the heading “Non-GAAP Financial Measures.”

N/M – Not meaningful

Third Quarter 2022

Revenue increased 17% to $611.4 million from $521.7 million in the third quarter of 2021. Access fees revenue grew 20% to $540.1 million and visit fee revenue grew 5% to $65.6 million. U.S. Revenues grew 17% to $534.0 million and International revenues grew 17% to $77.4 million.

Net loss totaled $73.5 million, or ($0.45) per share, for the third quarter of 2022, compared to $84.3 million, or ($0.53) per share, for the third quarter of 2021. Results for the third quarter of 2022 primarily included stock-based compensation expense of $55.7 million, or ($0.34) per share, and amortization of acquired intangibles of $48.8 million, or ($0.30) per share. Net loss for the third quarter of 2022 also included $3.7 million, or ($0.02) per share, of lease abandonment costs related to the abandonment of certain excess leased office space.

Results for the third quarter of 2021 included stock-based compensation expense of $71.7 million, or ($0.45) per share, and amortization of acquired intangibles of $45.1 million, or ($0.28) per share.

Adjusted EBITDA* decreased 24% to $51.2 million, compared to $67.4 million for the third quarter of 2021.

GAAP gross margin, which includes depreciation and amortization, was 68.3 percent for the third quarter of 2022, compared to 67.1 percent for the third quarter of 2021.

Adjusted gross margin* was 69.6 percent for the third quarter of 2022, compared to 67.6 percent for the third quarter of 2021.

Average revenue per U.S. paid member increased to $2.61 in the third quarter of 2022, from $2.40 in the third quarter of 2021.

Nine Months Ended September 30, 2022

Revenue increased 20% to $1,769.1 million from $1,478.5 million in the first nine months of 2021. Access fees revenue grew 23% to $1,550.1 million, and visit fee revenue grew 8% to $200.2 million for the first nine months of 2022. U.S. Revenues grew 20% to $1,546.6 million, and International revenues grew 19% to $222.5 million for the first nine months of 2022.

Non-cash goodwill impairment charges of $9.6 billion were recorded in the first nine months of 2022. The non-cash charges had no impact on the provision for income taxes.

Net loss totaled $9,849.5 million, or ($61.09) per share, for the first nine months of 2022, compared to $417.8 million, or ($2.68) per share, for the first nine months of 2021. Results for the first nine months of 2022 primarily included non-cash goodwill impairment charges of $9,630.0 million, or ($59.73) per share, as well as stock-based compensation expense of $167.1 million, or ($1.04) per share, and amortization of acquired intangibles of $147.3 million, or ($0.91) per share. Net loss for the first nine months of 2022 also included $3.7 million, or ($0.02) per share, of lease abandonment costs related to the abandonment of certain excess leased office space.

Results for the first nine months of 2021 included stock-based compensation expense of $241.0 million, or ($1.55) per share, amortization of acquired intangibles of $133.8 million, or ($0.86) per share, loss on extinguishment of debt of $43.7 million, or ($0.28) per share, and non-cash income taxes charges of $93.9 million, or ($0.60) per share.

Adjusted EBITDA* decreased 20% to $152.4 million compared to $190.8 million for the first nine months of 2021.

GAAP gross margin, which includes depreciation and amortization, was 67.5 percent for the first nine months of 2022, compared to 67.3 percent for the first nine months of 2021.

Adjusted gross margin* was 68.6 percent for the first nine months of 2022 compared to 67.9 percent for the first nine months of 2021.

Average revenue per U.S. paid member increased to $2.58 in the first nine months of 2022, from $2.27 in the first nine months of 2021.

Financial Outlook

Teladoc Health provides an outlook based on current market conditions and expectations and what we know today. Based on what we know today, we believe our outlook ranges provide a reasonable baseline for 2022 financial performance.

For the fourth quarter of 2022, we expect:

4Q 2022 Outlook Range
Revenue	$625 - $640 million
EBITDA	$10 - $37 million
Adjusted EBITDA	$88 - $98 million
Net loss per share	($0.40) - ($0.10)
Total U.S. Paid Membership	57 - 58 million
Visit Fee Only Access	~24 million
Total Visits	4.7 - 4.9 million

For the full year 2022, we expect:

Full Year 2022 Outlook Range
Revenue	$2,395 - $2,410 million
EBITDA	($17) - $10 million
Adjusted EBITDA	$240 - $250 million
Net loss per share	($61.40) - ($61.10)
Total U.S. Paid Membership	57 - 58 million
Visit Fee Only Access	~24 million
Total Visits	18.4 - 18.6 million

Earnings Conference Call

The third quarter 2022 earnings conference call and webcast will be held Wednesday, October 26, 2022 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-844-200-6205 for U.S. participants, or 1-929-526-1599 for international participants, and referencing Conference ID Number: 270257; or via a live audio webcast available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A webcast replay will be available for on-demand listening shortly after the completion of the call at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members or clients, future numbers of visits, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings; (iii) results of litigation; (iv) the loss of one or more key clients; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of impairment losses; (viii) risks relating to impairment losses, including with respect to goodwill; and (ix) the impact of the COVID-19 pandemic on our operations, demand for our services and general economic conditions, as well as orders, directives and legislative action by local, state, federal and foreign governments in response to the spread of COVID-19. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Revenues and Summary Operating Metrics

Revenue ($ thousands, except Average U.S.	Quarter Ended		Year over Year	Nine Months Ended		Year over Year
Revenue Per Member)	September 30,		Change	September 30,		Change
	2022	2021		2022	2021
Access Fees Revenue
U.S.	$465,692	$386,181	21%	$1,337,264	$1,085,325	23%
International	74,387	62,737	19%	212,882	176,764	20%
Total	540,079	448,918	20%	1,550,146	1,262,089	23%

Visit Fee Revenue
U.S.	62,766	59,863	5%	191,479	176,187	9%
International	2,800	2,690	4%	8,748	9,131	(4)%
Total	65,566	62,553	5%	200,227	185,318	8%

Other
U.S.	5,555	9,583	(42)%	17,856	29,617	(40)%
International	202	604	(67)%	902	1,448	(38)%
Total	5,757	10,187	(43)%	18,758	31,065	(40)%

Total Revenue	$611,402	$521,658	17%	$1,769,131	$1,478,472	20%

U.S. Revenue	$534,013	$455,627	17%	$1,546,599	$1,291,129	20%
International Revenue	77,389	66,031	17%	222,532	187,343	19%
Total Revenue	$611,402	$521,658	17%	$1,769,131	$1,478,472	20%

Average U.S. Revenue Per Member (1)	$2.61	$2.40	9%	$2.58	$2.27	14%

Visits	Quarter Ended		Year over Year		Nine Months Ended		Year over Year
(thousands)	September 30,		Change		September 30,		Change
	2022	2021			2022	2021
U.S. Visits	3,445	3,007	15%		10,461	8,191	28%
International Visits	1,128	991	14%		3,281	2,801	17%
Total Visits	4,573	3,998	14%		13,742	10,992	25%

Utilization (2)	22.3%	21.0%	128	pt	23.2%	19.2%	401	pt

Platform-Enabled Sessions (3)	974	969	1%		3,189	3,078	4%

Total Visits & Sessions Provided & Enabled	5,547	4,967	12%		16,931	14,070	20%

Membership and Visit Fee Only Access	Quarter Ended		Year over Year
(millions)	September 30,		Change
	2022	2021
U.S. Paid Membership	57.8	52.5	10%

U.S. Visit Fee Only Access	24.3	23.6	3%

Unique Chronic Care Members (4)	0.791	0.725	9%

(1) Average U.S. Revenue Per Member measures the average amount of access revenue that the Company generates from a U.S. paid member for a particular period. It is calculated by dividing the U.S. access revenue generated from the Company’s U.S. paid members, excluding certain non-member based access fees, by the total average number of U.S. paid members during the applicable period.

(2) Utilization measures the ratio of visits to total U.S. paid members. It is calculated by dividing visits during a particular period (excluding visit fee only visits) by U.S. paid members in the applicable period and annualizing the result.

(3) Platform-Enabled Sessions are a unique instance in which our licensed software platform has facilitated a virtual voice or video encounter between a care provider and our client’s patient, or between care providers. We believe platform-enabled sessions are an indicator of the value our clients derive from the platform they license from us in order to facilitate virtual care.

(4) Unique Chronic Care Members represent the number of unique individuals enrolled in our suite of chronic care programs at the end of a given period.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$611,402	$521,658	$1,769,131	$1,478,472
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	185,619	169,041	555,114	475,273
Operating expenses:
Advertising and marketing	178,920	111,078	477,094	303,738
Sales	54,634	62,602	170,893	191,251
Technology and development	87,815	80,250	256,053	239,017
General and administrative	112,542	103,016	328,333	319,404
Acquisition, integration, and transformation costs	1,594	4,340	8,993	22,084
Depreciation and amortization	62,008	51,907	180,312	151,907
Goodwill impairment	0	0	9,630,000	0
Total expenses	683,132	582,234	11,606,792	1,702,674
Loss from operations	(71,730)	(60,576)	(9,837,661)	(224,202)
Loss on extinguishment of debt	0	850	0	43,728
Other expense (income), net	1,571	376	2,607	(5,493)
Interest expense, net	1,346	18,895	11,163	61,493
Net loss before provision for income taxes	(74,647)	(80,697)	(9,851,431)	(323,930)
Provision for income taxes	(1,171)	3,643	(1,971)	93,878
Net loss	$(73,476)	$(84,340)	$(9,849,460)	$(417,808)

Net loss per share, basic and diluted	$(0.45)	$(0.53)	$(61.09)	$(2.68)

Weighted-average shares used to compute basic and diluted net loss per share	161,727,962	159,435,165	161,217,033	155,926,680

Stock-based Compensation Summary

Compensation costs for stock-based awards were classified as follows (in thousands):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Cost of revenue (exclusive of depreciation and amortization, which is shown separately)	$675	$2,162	$4,994	$6,310
Advertising and marketing	3,614	5,244	10,523	15,141
Sales	11,064	17,518	33,845	57,638
Technology and development	17,660	22,910	51,532	77,335
General and administrative	22,649	23,867	66,204	84,547
Total stock-based compensation expense (1)	$55,662	$71,701	$167,098	$240,971

(1) Excluding the amount capitalized related to internal software development projects.

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net loss	$(9,849,460)	$(417,808)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	9,630,000	0
Depreciation and amortization	180,312	151,907
Depreciation of rental equipment	2,185	2,500
Amortization of right-of-use assets	9,266	8,185
Provision for doubtful accounts	8,867	11,353
Stock-based compensation	167,098	240,971
Deferred income taxes	(5,942)	91,414
Accretion of interest	2,496	46,843
Loss on extinguishment of debt	0	40,631
Gain on sale of investment	0	(5,901)
Other, net	3,677	38
Changes in operating assets and liabilities:
Accounts receivable	(45,267)	(19,407)
Prepaid expenses and other current assets	(39,177)	(34,566)
Inventory	13,709	(2,661)
Other assets	(22,854)	(3,432)
Accounts payable	24,067	(11,115)
Accrued expenses and other current liabilities	70,046	15,880
Accrued compensation	(32,028)	(17,352)
Deferred revenue	12,311	20,002
Operating lease liabilities	(8,111)	(8,202)
Other liabilities	2,548	1,502
Net cash provided by operating activities	123,743	110,782
Investing activities:
Capital expenditures	(10,285)	(5,611)
Capitalized software	(108,588)	(35,402)
Proceeds from marketable securities	2,507	50,000
Proceeds from the sale of investment	0	10,901
Acquisitions of business, net of cash acquired	0	(75,944)
Other, net	2,514	3,150
Net cash used in investing activities	(113,852)	(52,906)
Financing activities:
Net proceeds from the exercise of stock options	5,646	22,956
Repurchase of 2022 Notes	0	(139)
Proceeds from advances from financing companies	6,807	10,677
Payment against advances from financing companies	(11,470)	(12,053)
Proceeds from employee stock purchase plan	3,386	13,996
Cash received for withholding taxes on stock-based compensation, net	594	3,109
Other, net	(2,847)	(4,224)
Net cash provided by financing activities	2,116	34,322
Net decrease in cash and cash equivalents	12,007	92,198
Foreign exchange difference	(5,856)	(1,694)
Cash and cash equivalents at beginning of the period	893,480	733,324
Cash and cash equivalents at end of the period	$899,631	$823,828

TELADOC HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data, unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$899,631	$893,480
Short-term investments	0	2,537
Accounts receivable, net of allowance of $15,311 and $12,384, respectively	201,701	168,956
Inventories	59,344	73,079
Prepaid expenses and other current assets	126,912	87,387
Total current assets	1,287,588	1,225,439
Property and equipment, net	27,270	27,234
Goodwill	4,846,001	14,504,174
Intangible assets, net	1,854,263	1,910,278
Operating lease - right-of-use assets	45,187	46,780
Other assets	43,656	20,703
Total assets	$8,103,965	$17,734,608
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$70,783	$47,257
Accrued expenses and other current liabilities	177,111	102,933
Accrued compensation	63,211	91,941
Deferred revenue-current	90,210	75,569
Advances from financing companies	10,086	13,313
Total current liabilities	411,401	331,013
Other liabilities	1,632	1,492
Operating lease liabilities, net of current portion	41,080	41,773
Deferred revenue, net of current portion	3,146	3,834
Advances from financing companies, net of current portion	7,855	9,291
Deferred taxes, net	51,742	75,777
Convertible senior notes, net	1,534,448	1,225,671
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 162,195,790 shares and 160,469,325 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	162	160
Additional paid-in capital	17,299,981	17,473,336
Accumulated deficit	(11,198,216)	(1,421,454)
Accumulated other comprehensive loss	(49,266)	(6,285)
Total stockholders’ equity	6,052,661	16,045,757
Total liabilities and stockholders’ equity	$8,103,965	$17,734,608

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with GAAP, we use adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA, which are non-GAAP financial measures, to clarify and enhance an understanding of past performance. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as the primary measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which is shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; provision for income taxes; depreciation and amortization; goodwill impairment; and loss on extinguishment of debt. Adjusted EBITDA consists of net loss before interest; other expense (income), net, including foreign exchange gain or loss; provision for income taxes; depreciation and amortization; goodwill impairment; loss on extinguishment of debt; stock-based compensation; lease abandonment costs; and acquisition, integration, and transformation costs.

We believe the above financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA may vary from that of others in our industry. None of adjusted gross profit, adjusted gross margin, EBITDA, nor adjusted EBITDA should be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share or any other performance measures derived in accordance with GAAP.

Adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;
●	adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;
●	EBITDA and adjusted EBITDA do not reflect goodwill impairment;
●	EBITDA and adjusted EBITDA do not reflect the interest expense on our debt;
●	EBITDA and adjusted EBITDA eliminate the impact of the provision for income taxes on our results of operations;
●	EBITDA and adjusted EBITDA do not reflect the loss on extinguishment of debt;
●	EBITDA and adjusted EBITDA do not reflect other expense (income), net;
●	adjusted EBITDA does not reflect significant lease abandonment costs. Lease abandonment costs may include certain lease impairment costs and certain losses related to early lease terminations;

●	adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management (CRM) and enterprise resource planning (ERP) systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but rather, incremental costs incurred in connection with our acquisition and integration activities;
●	adjusted EBITDA does not reflect the significant non-cash stock compensation expense which should be viewed as a component of recurring operating costs; and
●	other companies in our industry may calculate adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA differently than we do, limiting the usefulness of these measures as comparative measures.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, EBITDA and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted gross profit, adjusted gross margin, EBITDA, and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit and gross margin, the most directly comparable GAAP financial measures, to adjusted gross profit and adjusted gross margin, respectively:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit and Adjusted Gross Margin

(In thousands, unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$611,402	$521,658	$1,769,131	$1,478,472
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	(185,619)	(169,041)	(555,114)	(475,273)
Depreciation and amortization of intangible assets	(8,482)	(2,545)	(19,768)	(8,233)
Gross Profit	417,301	350,072	1,194,249	994,966
Depreciation and amortization of intangible assets	8,482	2,545	19,768	8,233
Adjusted gross profit	$425,783	$352,617	$1,214,017	$1,003,199

Gross margin	68.3%	67.1%	67.5%	67.3%
Adjusted gross margin	69.6%	67.6%	68.6%	67.9%

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA and adjusted EBITDA:

Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA

(In thousands, except for outlook data, unaudited)

	Quarter Ended		Nine Months Ended		Outlook in millions (1)
	September 30,		September 30,		Fourth Quarter	Full Year
	2022	2021	2022	2021	2022	2022
Net loss	$(73,476)	$(84,340)	$(9,849,460)	$(417,808)	$(65) - ($16)	$(9,914) - ($9,866)
Adjustments:
Goodwill impairment	0	0	9,630,000	0
Loss on extinguishment of debt	0	850	0	43,728
Other expense (income), net	1,571	376	2,607	(5,493)
Interest expense, net	1,346	18,895	11,163	61,493
Provision for income taxes	(1,171)	3,643	(1,971)	93,878
Depreciation and amortization	62,008	51,907	180,312	151,907
Total Adjustments	63,754	75,671	9,822,111	345,513	75 - 53	9,897 - 9,876
EBITDA	(9,722)	(8,669)	(27,349)	(72,295)	10 - 37	(17) - 10
Adjustments:
Stock-based compensation	55,662	71,701	167,098	240,971
Acquisition, integration, and transformation costs	1,594	4,340	8,993	22,084
Lease abandonment costs	3,677	0	3,677	0
Total Adjustments	60,933	76,041	179,768	263,055	78 - 61	257 - 240
Adjusted EBITDA	$51,211	$67,372	$152,419	$190,760	$88 - $98	$240 - $250

(1) We have not provided a full line-item reconciliation for net loss to EBITDA or adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss, EBITDA, and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as goodwill impairment, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and lease abandonment costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

Investors:
Patrick Feeley

914-265-7925

IR@teladochealth.com

Media:

Chris Stenrud

860-491-8821

pr@teladochealth.com